EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of St. Jude Medical, Inc. of our reports dated February 16, 2005, with respect to the consolidated financial statements of St. Jude Medical, Inc., St. Jude Medical, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included in the 2004 Annual Report to Shareholders of St. Jude Medical, Inc.

Our audits also included the financial statement schedule of St. Jude Medical, Inc. listed in Item 15(a). This schedule is the responsibility of St. Jude Medical, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement No. 33-9262, Registration Statement No. 33-41459, Registration Statement No. 33-48502, Registration Statement No. 33-54435, Registration Statement No. 333-42945, Registration Statement No. 333-42658, Registration Statement No. 333-42668 and Registration Statement No. 333-96697 on Form S-8 of St. Jude Medical, Inc. of our reports dated February 16, 2005, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc., St. Jude Medical, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included and incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2004.


/s/ Ernst & Young LLP
Minneapolis, MN
March 8, 2005